Exhibit 99.3
FuelCell Energy Announces $24.2 Million Registered Direct Offering
6.7 Million Shares to be Issued At $3.59 Per Share
DANBURY, Conn., June 16, 2009 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (Nasdaq: FCEL) announced today that it entered into definitive agreements to sell 6.7 million shares of its common stock at $3.59 per share in a registered direct offering. The transaction is expected to close on June 19, 2009, subject to customary closing conditions.
FuelCell Energy intends to use the net proceeds from this offering for product development, project financing, expansion of manufacturing capacity, and general corporate purposes. Canaccord Adams Inc. and Lazard Capital Markets LLC acted as placement agents for the offering.
A shelf registration statement relating to these securities previously was filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the base prospectus and prospectus supplement (once filed) can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov or via written request to FuelCell Energy at 3 Great Pasture Road, Danbury, CT 06813, Attention Investor Relations.
About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC(r) fuel cells are generating power at over 50 locations worldwide. The company’s power plants have generated over 315 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.
Contact:
FuelCell Energy
Lisa Lettieri
(203) 830-7494
ir@fce.com